FLUKE CORPORATION

              Notice of Annual Meeting of Stockholders

To the Stockholders:

The Annual Meeting of Stockholders of Fluke Corporation will be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington, on Wednesday, September 14, 1994, at 5:00 p.m. for the following purposes:

A. ELECTION OF DIRECTORS. To elect four Directors to serve three-year terms expiring at the 1997 Annual Meeting of Stockholders following their election and until their successors are elected and qualified.

B. OTHER BUSINESS. To transact such other business as may properly come before the meeting, and all adjournments or postponements thereof.

The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on July 29, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, said Annual Meeting.

Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares entitled to vote at the meeting be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.



                                      By order of the Board of Directors
August 5, 1994                                        Douglas G.McKnight
Everett, Washington                      Vice President, General Counsel
                                                 and Corporate Secretary

                           PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fluke Corporation, a Washington corporation (the "Company"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on September 14, 1994, and any adjournment or postponement of such meeting. The Annual Meeting will be held at 5:00 p.m. in the Auditorium at the corporate headquarters of the Company in Everett, Washington.

The principal office of the Company is at 6920 Seaway Boulevard, Everett, Washington 98203. The approximate date of the mailing of this Proxy Statement and the enclosed form of proxy is August 8, 1994.

Proxies are solicited so that each stockholder may have an opportunity to vote. These proxies will enable stockholders to vote on all matters which are scheduled to come before the meeting. When proxies are returned properly executed, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choice by marking the appropriate box on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Means have been provided whereby a stockholder may vote against, or abstain from voting on, any matter as may properly come before the meeting. Under Washington state law, shares which are voted "abstain" and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority to vote on a particular matter) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter which was not known on the date of the Proxy Statement but may properly be presented for action at the meeting.

Your vote is important. Accordingly, you are asked to sign, date and return the accompanying proxy card regardless of whether or not you plan to attend the meeting.

Any stockholder returning a proxy has the power to revoke it at any time before shares represented by the proxy are voted at the meeting. A stockholder may also revoke his proxy by attending the meeting and voting at the meeting. Any shares represented by an unrevoked proxy will be voted unless the stockholder attends the meeting and votes in person. A stockholder's right to revoke his proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Corporate Secretary of the Company at or before the meeting so that the number of shares represented by proxy can be appropriately adjusted.

The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, telegraph or telex. No additional compensation will be paid for such solicitation.

Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

1.     VOTING SECURITIES AND RECORD DATE

The holders of the Company's $.25 par value Common Stock are entitled to vote at the Annual Meeting. On the record date, July 29, 1994, there were outstanding 7,749,750 shares of Common Stock.

Each holder of Common Stock has the right to cumulate his votes and cast as many votes as are equal to the number of Directors to be elected by the holders of Common Stock multiplied by the number of his shares. These votes may be cast for one candidate or distributed among as many candidates as the stockholder sees fit. If a stockholder wishes to cumulate his votes, he should multiply his number of shares times the number of Directors to be elected by the holders of Common Stock and then write the number of votes he wishes for each candidate next to his name on the proxy card. On other matters, each share of Common Stock is entitled to one vote at the meeting.

2.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following persons are known by the Board of Directors to own beneficially more than 5% of any class of the outstanding voting securities of the Company as of July 29, 1994:


                                          AMOUNT AND NATURE
                NAME AND ADDRESS            OF BENEFICIAL    PERCENT
TITLE OF CLASS  OF BENEFICIAL OWNER           OWNERSHIP      OF CLASS

$.25 Par Value  Fluke Capital and             1,467,496        18.9
Common Stock    Management Services Company
                11400 S.E. 6th, Suite 230
                Bellevue, Washington 98004

$.25 Par Value  Philips Electronics N.V.      1,388,144        17.9
Common Stock    P.O. Box 218
                5600 MD Eindhoven
                The Netherlands

The following tabulation sets forth, as of July 29, 1994, the amount of shares of Common Stock of the Company beneficially owned by each of the Directors and the executive officers listed in the Summary Compensation Table and by all Directors and executive officers as a group:

                                  AMOUNT AND NATURE       PERCENT OF
                               OF BENEFICIAL OWNERSHIP      CLASS

Dr. J. Peter Bingham                    600  (1)(2)           -
Philip M. Condit                      3,000  (3)              -
John D. Durbin                        3,119  (4)              -
David L. Fluke                    1,538,854  (3)(5)         19.0
John M. Fluke, Jr.                1,513,673  (5)(6)         18.7
Robert S. Miller, Jr.                 1,600  (2)              -
William G. Parzybok, Jr.             68,164  (7)              .8
Dr. David S. Potter                   6,589  (8)              -
N. Stewart Rogers                     5,622  (3)(9)           -
John R. Smith                        23,016  (10)             .3
Stephen C. Tumminello                 2,600  (1)(2)           -
Richard W. Van Saun                  34,349  (11)             .4
James E. Warjone                      3,105  (3)              -
Ronald R.  Wambolt                   36,652  (12)             .5
George M. Winn                      100,634  (13)            1.2
All Directors & executive
officers as a group (20 persons)  1,931,936  (14)           23.9

(1)  Excludes 1,388,144 shares of Common Stock owned by Philips
Electronics N.V. (Philips). Dr. Bingham and Mr. Tumminello are nominees designated by Philips for election as Directors of the Company.
Beneficial ownership of these shares is disclaimed.

(2) Includes 600 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(3) Includes 3,000 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(4)  Includes 119 shares held in trust pursuant to the Deferred
Compensation Plan for Directors and 2,400 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(5) Includes 9,453 shares in trust for Mr. David Fluke, of which Mr. John Fluke and Mrs. Virginia Fluke Gabelein are cotrustees; 9,452 shares in trust for Mr. John Fluke, of which Mr. David Fluke and Mrs. Virginia Fluke Gabelein are cotrustees, 9,453 shares in trust for Mrs. Virginia Fluke Gabelein, of which Mr. David Fluke and Mr. John Fluke are cotrustees; and 1,467,496 shares held by a limited partnership of which Mr. David Fluke and Mr. John Fluke are general partners, and each of which is the holder of approximately one third of the stock and a director of the corporate managing partner. Except to the extent that Mr. David Fluke and Mr. John Fluke have a pecuniary interest in the shares as or through a general partner or limited partner of the limited partnership, beneficial ownership of these shares is disclaimed.

(6) Includes 7,400 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(7)  Includes 31 shares held in trust pursuant to the Deferred
Compensation Plan for Directors and 64,800 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(8)  Includes 4,279 shares held in trust pursuant to the Deferred
Compensation Plan for Directors and 2,200 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(9) Includes 718 shares in trusts for which Mr. Rogers is trustee and as to which he has voting and investment power and 567 shares in a trust over which Mr. Rogers has a durable power of attorney and as to which beneficial ownership is disclaimed.

(10) Includes 20,300 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(11) Includes 32,400 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(12) Includes 35,400 shares issuable pursuant to options within 60 days after the date of this Proxy Statement.

(13) Includes 90,600 shares issuable pursuant to options within 60 days after the date of this Proxy Statement and 175 shares owned by his son.

(14) Includes 343,520 shares issuable pursuant to options within 60 days after the date of this Proxy Statement. For purposes of computing the percent of class only, such shares are deemed outstanding. The shares described in footnote (5) are included only once in the computation of shares.

3.     ELECTION OF DIRECTORS

Pursuant to the Company's Articles of Incorporation which provide for a classified Board, four Directors out of a total of twelve Directors are to be elected by the holders of the Common Stock at this Annual Meeting.

Pursuant to the terms of the Stock Purchase Agreement which was part of the acquisition of the Philips T&M Business, the Board agreed to nominate two Philips designees for election to the Board of Directors as long as Philips owns more than 12% of the Company's outstanding Common Stock and one Director as long as it owns more than 6% of the outstanding Common Stock. Mr. Tumminello has been nominated for election pursuant to this agreement.

The four Directors will serve three-year terms expiring at the 1997 Annual Meeting and until their successors have been elected and qualified. Unless the vote is withheld by the stockholder, proxies will be voted for the election of the following Directors:

JOHN D. DURBIN

Mr. Durbin, age 59, has been a Director of the Company since 1990. He has been the Chairman and President of Hostar International Inc. since 1988. Mr. Durbin serves on the Audit and Compensation Committees of the Board. He is also a Director of Puget Sound Power and Light Company.

JOHN M. FLUKE, JR.

Mr. John Fluke, age 51, has been a Director of the Company since 1976. He has been Chairman of Fluke Capital and Management Services Company since 1979 and served as Chairman of the Board of the Company from 1983 until 1990. Mr. John Fluke serves on the Finance and Nominating Committees of the Board. He is also a Director of PACCAR Inc. He is the brother of David L. Fluke, a Director of the Company.

N. STEWART ROGERS

Mr. Rogers, age 64, has been a Director of the Company since 1976. He is Chairman of the Board of PENWEST, Ltd., a position he has held since 1991. He previously served as Senior Vice President of Univar Corporation from 1971 until his retirement in 1991. Mr. Rogers serves on the Executive, Finance and Nominating Committees of the Board. He is also a Director of U.S. Bancorp, VWR Corporation, and Univar Corporation.

STEPHEN C. TUMMINELLO

Mr. Tumminello, age 57, has been a Director of the Company since 1989. He has been Chief Executive Officer of Philips Electronics North America Corporation (PENAC) since 1990 and previously served as Executive Vice President of PENAC from 1986 to 1990. He is one of the two Directors designated by Philips.

It is intended that votes will be cast pursuant to the enclosed proxy for the election as Directors of the foregoing nominees, and executing the proxy will give the proxies the discretionary authority to cumulate votes in the election of Directors if they so choose. If any nominee shall not be a candidate for election as a Director at the meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known which would render any nominee named herein unavailable.

Under the Company's Bylaws, stockholders seeking to nominate other candidates for election to the Board of Directors at the Annual Meeting must give written notice to the Corporate Secretary of the Company no less than seventy (70) nor more than ninety (90) days before the stockholders meeting containing certain information as to the stockholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than eighty (80) days' notice or prior public disclosure of the date of the scheduled meeting is given, notice by the stockholder must be given not later than the tenth day following the earlier of the mailing of notice of the meeting or the date public disclosure of the meeting date was made. The Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. No Director nominations by stockholders for the Annual Meeting were received by the Company prior to July 6, 1994, which was the last day that such nominations could be made.

The Directors whose terms expire at the 1995 Annual Meeting are as follows:

DR. J. PETER BINGHAM

Dr. Bingham, age 52, has been a Director of the Company since 1993. He has been the President of Philips Laboratories in the U.S. since 1991. Dr. Bingham previously served as Vice President of Technology at the Philips Consumer Electronics Company from 1985 to 1991. He is one of the two Directors designated by Philips.

WILLIAM G. PARZYBOK, JR.

Mr. Parzybok, age 52, has been Chairman of the Board, Chief Executive Officer and a Director of the Company since 1991. He previously had been employed for 22 years by the Hewlett-Packard Company where his most recent position was Vice President and General Manager of Engineering Applications Group from 1988 to 1991. Mr. Parzybok serves on the Executive Committee of the Board. He is also a Director of PENWEST, Ltd.

JAMES E. WARJONE

Mr. Warjone, age 51, has been a Director of the Company since 1987. He is President and General Partner of Port Blakely Tree Farms, L.P., a position he has held since 1980. He serves on the Audit, Executive and Nominating Committees of the Board. He is also a Director of Heart Technology, Inc.

GEORGE M. WINN

Mr. Winn, age 50, has been President, Chief Operating Officer and a Director of the Company since 1982. He previously served as Chief Executive Officer of the Company from 1987 to 1991. Mr. Winn serves on the Executive Committee of the Board. He is also a Director of Heart Technology, Inc.

The Directors whose terms expire at the 1996 Annual Meeting are as follows:

PHILIP M. CONDIT

Mr. Condit, age 52, has been a Director of the Company since 1987. He has been President of The Boeing Company since 1992. He previously served as Executive Vice President of Boeing Commercial Airplane Group since 1986 and held the additional position of General Manager, 777 Division since 1990. Mr. Condit serves on the Executive, Compensation and Nominating Committees of the Board. He is also a Director of The Boeing Company and Nordstrom, Inc.

DAVID L. FLUKE

Mr. David Fluke, age 46, has been a Director of the Company since 1989. He has been Vice President of Fluke Capital and Management Services Company since 1983. Mr. David Fluke serves on the Audit Committee of the Board. He is the brother of John M. Fluke, Jr., a Director of the Company.

ROBERT S. MILLER, JR.

Mr. Miller, age 52, has been a Director of the Company since 1993. He previously was a Senior Partner at James D. Wolfensohn Inc., an investment banking firm in 1992, served as Vice Chairman of the Board of Chrysler Corporation from 1990 to 1992 and as Chief Financial Officer of Chrysler Corporation from 1981 to 1990. Mr. Miller serves on the Compensation and Finance Committees of the Board. He is also a Director of Coleman Industries, Federal-Mogul Corporation, Pope & Talbot, Syntex Corporation and U.S. Bancorp.

DR. DAVID S. POTTER

Dr. Potter, age 69, has been a Director of the Company since 1986 and served as Chairman of the Board from 1990 to 1991. He served as Vice President and Group Executive in charge of the Power Products and Defense Operations Group of General Motors Corp. from 1983 until his retirement in 1985. Dr. Potter serves on the Executive, Finance and Nominating Committees of the Board. He is also a Director of Lockheed Corporation.

4.    BOARD STRUCTURE

During the fiscal year ended April 29, 1994 (fiscal 1994), there were four meetings of the Board of Directors. Each of the incumbent Directors, except Messrs. Bingham, Condit and Tumminello, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. All of the references to meetings exclude actions taken by written consent.

The Board currently has five committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating Committee.

The Executive Committee, consisting of Messrs. Condit, Parzybok, Potter, Rogers, Warjone and Winn, is authorized to exercise all of the powers of the Board of Directors in the management of the business and the affairs of the Company during intervals between meetings of the Board except for certain matters reserved to the full Board of Directors. The Executive Committee met two times during fiscal 1994.

The Audit Committee consists of three non-employee Directors, Messrs. Durbin, David Fluke and Warjone. The Audit Committee reviews the preparation and auditing of accounts of the Company; considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit proposed by such accountants; implements and periodically reviews the performance of the Company's program of internal control and reviews the internal audit function of the Company; receives and reviews the reports of the independent accountants and internal audit staff; and reviews the annual financial report to the Directors and stockholders of the Company. The Audit Committee met four times during fiscal 1994.

The Compensation Committee consists of three nonemployee Directors, Messrs. Condit, Durbin and Miller. The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, approves the individuals involved in the Company's senior management compensation program, and reviews and approves all employee benefit programs, particularly those involving bonuses or stock awards. The Compensation Committee met three times during fiscal 1994.

The Finance Committee consists of four non-employee Directors, Messrs. John Fluke, Miller, Potter and Rogers. The Finance Committee recommends to the Board of Directors or management of the Company appropriate policies in the areas of balance sheet objectives; financing of major capital expenditures and major acquisitions; programs for disposition of major assets; dividend policy, stock issuance or repurchase programs; investment of corporate cash; selection and design of bank credit facilities; and review of investor relations programs. The Finance Committee met four times during fiscal 1994.

The Nominating Committee consists of five non-employee Directors, Messrs. Condit, John Fluke, Potter, Rogers and Warjone. The Committee develops and maintains a list of potential candidates for Board membership and recommends for approval by the full Board a slate of Directors to be voted upon at the Annual Stockholders Meeting. The Nominating Committee met once during fiscal 1994.

5.     COMPENSATION OF DIRECTORS

The Company pays each non-employee Director an annual fee of $14,000 plus $900 for each Board meeting attended. Non-employee Directors receive a fee of $700 for each Executive Committee meeting attended and $650 for attendance at all other Committee meetings. Employee Directors receive no annual or Committee meeting fees but do receive $900 for each Board meeting attended. The Directors may, prior to each fiscal year, elect to defer their annual fee and/or meeting fees pursuant to the Deferred Compensation Plan for Directors. Such deferrals may be invested either in Company stock through a blind trust or in an account which earns interest at the Treasury bill rate.

All Directors who are not full time employees of the Company (Outside Directors) participate in a non-qualified stock option plan. Options are granted annually on the day of the Annual Meeting to each Outside Director elected at or continuing a term following the meeting. The number of stock options to be granted is determined by dividing the Outside Director's annual stipend by the fair market value of the Common Stock on the day of the Annual Meeting rounded up to the nearest one hundred shares. The options are exercisable one year after the day of grant and have a term of ten years. Each qualified Outside Director received an option for 600 shares at $24.375 per share in fiscal 1994.

6.     COMPENSATION OF EXECUTIVE OFFICERS

The individuals named in the following table were the Company's five most highly compensated executive officers during the fiscal year ended April 29, 1994.

                               SUMMARY COMPENSATION TABLE
                                   Annual                   Long-Term
                                Compensation               Compensation
                                ------------               ------------
                                                        Awards     Payouts
                                                        ------     -------
                                                      Securities
                                                        Under-               All Other
Name And                                                Lying        LTIP    Compen-
Principal Position       Year   Salary($)  Bonus($)  Options(#)  Payouts($)  sation($)
                         <1>               <2>                   <3>         <4>
- - ------------------       ----   ------     -----     -------     -------     --------
William G. Parzybok, Jr. 1994   $310,800   $155,902    31,500        --      $84,500
Chairman of the Board    1993    172,800          0    20,000        --       39,668
Chief Executive Officer  1992    307,392    248,918    20,000        --       66,000
and Director

George M. Winn           1994    293,872    123,810    20,500        --       75,100
President, Chief         1993    163,390          0    19,000        --       37,686
Operating Officer        1992    295,006    198,681    19,000     $62,220     75,101
and Director

Ronald R. Wambolt        1994    168,014     62,693     7,200        --       34,500
Senior Vice President    1993     89,177          0     6,500        --       19,353
Director of Worldwide    1992    161,013     82,980    10,000      21,742     40,703
Sales & Service

Richard W. Van Saun      1994    167,865     58,789     7,200        --       34,500
Senior Vice President    1993     88,625          0     6,500        --       19,237
General Manager,         1992    157,318    106,645    10,000      19,226     32,502
Diagnostic Tools Division

John R. Smith            1994    143,558     57,144     4,700        --       29,000
Vice President,          1993     76,990          0     4,000        --       16,786
Treasurer                1992    139,006     74,291     6,000      13,466     35,301

<1>  In November 1992, the Board of Directors changed the Company's fiscal year from one ending on the last Friday in September to one ending on the last Friday in April. Therefore fiscal 1993 was a seven-month transition period ending on April 30, 1993. 1994 and 1992 were full fiscal years ending on the last Friday in April and September respectively. The executive officers voluntarily reduced their base salary by 10% for the period January 1993 through April 1993 as the Company was down-sized to more closely align expense levels with anticipated revenues.
<2>  Includes the variable pay plan discussed in the Compensation
Committee Report and the profit-sharing bonus plan which provides for semi-annual cash payments to all U.S. and certain foreign employees (depending on local compensation policies) based upon 14% of the adjusted pretax earnings of the U.S. operations and the foreign subsidiaries included in the plan, computed without reduction for certain employee benefit plans. If after-tax earnings fall below 6% of revenues, payment of the profit sharing bonus is at management's discretion. Each employee's share of the profit-sharing bonus is based upon the percentage relationship of the employee's base earnings to the total base earnings of all the employees included in the plan.
<3>  The Long-Term Performance Award Plan was discontinued at the end of fiscal 1990.  The payment in fiscal 1992 was for the three year period
1990-1992.
<4>  Includes an annual accrual of 20% of base salary (unless otherwise determined by the Board of Directors) to each executive officer's account in the Supplemental Retirement Income Plan (a non-qualified unfunded defined contribution plan). The allocation for fiscal 1993 was prorated for the seven-month fiscal period. This column also includes the Company's matching contributions to the individual's 401(k) account and Directors fees. For fiscal 1994, the contribution to the Supplemental Retirement Income Plan for each of the individuals listed in the table were as follows: Mr. Parzybok, $80,400; Mr. Winn, $71,000; Mr. Wambolt, $34,000; Mr. Van Saun, $34,000; and Mr. Smith, $29,000.
Each of the individuals listed in the table received a matching contribution of $500 to their 401(k) account in fiscal 1994 and Messrs. Parzybok and Winn each received $3,600 in Director's fees.

                          OPTION GRANTS IN THE LAST FISCAL YEAR
                         Number of    Percentage of
                        Securities    Total Options
                        Underlying     Granted to      Exercise              Grant Date
                         Options       Employees         Price    Expiration  Present
Name                     Granted<1>   During 1994<2>   Per Share     Date      Value<3>
- - ----                    ----------    -----------      ---------  ---------- ----------
William G. Parzybok, Jr.  10,000           4.1%        $23.125     5/28/03    $123,210
                          21,500           8.7%        $28.1875    4/29/04     264,902
George M. Winn            20,500           8.3%        $28.1875    4/29/04     252,581
Ronald R. Wambolt          7,200           2.9%        $28.1875    4/29/04      88,711
Richard W. Van Saun        7,200           2.9%        $28.1875    4/29/04      88,711
John R. Smith              4,700           1.9%        $28.1875    4/29/04      57,909

<1>  The options are granted at 100% of the market value on the date of grant and are exercisable 40% after one year, an additional 30% after three years and the final 30% after five years.
<2>  The Company granted options representing 246,300 shares in fiscal
1994.
<3>  Valued using the Black-Scholes valuation method with the following assumptions: volatility: 20%; term of the option: 10 years; rate of dividend increase: 5%; and risk free rate: 7%.

  AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
                                          Number of Securities     Value of Unexercised
                                          Underlying Unexercised   in-the-Money Options
                                             Options at Fiscal    at Fiscal Year-End<1>
                                                 Year-End
                       Shares             ----------------------  ---------------------
                    Acquired on    Value   Exercis-      Unexer-  Exercis-      Unexer-
Name                  Exercise   Realized   able         cisable   able         cisable
- - ----                  --------   --------  --------      -------  -------       -------
William G. Parzybok, Jr.  0         0      64,800        70,700   $463,450     $231,300
George M. Winn            0         0      90,600        64,900    854,875      294,562
Ronald R. Wambolt         0         0      35,400        24,300    322,362       99,169
Richard W. Van Saun       0         0      32,400        24,300    288,612       99,169
John R. Smith             0         0      20,300        14,900    176,588       56,100

<1>  This amount represents the aggregate market value at fiscal year end (April 29, 1994) based upon the closing price of the Company's stock on the American Stock Exchange on that date of $28.125 per share less the aggregate exercise price of those unexercised options which have an exercise price below the fiscal year end market price.

PENSION PLAN WITH SUPPLEMENTAL EQUALIZATION

The following table sets forth the estimated annual benefits upon retirement assuming retirement at age 65 with a single life annuity under the Company's pension plan and includes an equalization amount as an additional allocation to the Supplemental Retirement Income Plan for those executive officers who retire prior to the end of fiscal 1999 as described below.

                                           Years of Credited Service
Highest Five Year
Average Cash Compensation      10 Years    15 Years    20 Years    25 Years    30 Years
- - -------------------------      --------    --------    --------    --------    --------
       $125,000                $15,267     $22,900     $30,533     $38,167     $45,800
       $150,000                 18,600      27,900      37,200      46,500      55,800
       $175,000                 21,933      32,900      43,867      54,833      65,800
       $200,000                 25,267      37,900      50,533      63,167      75,800
       $225,000                 27,830      41,745      55,660      69,575      83,490
       $250,000                 27,830      41,745      55,660      69,575      83,490

The Company's pension plan covers all U.S. employees with more than one year of service with the Company. Pension benefits are based upon years of service with the Company (maximum of 30 years of credited service) and the highest five year average cash compensation earned. Benefits, which are subject to a Social Security offset, are determined by reference to total cash compensation. By law, the current maximum amount of annual compensation which can be taken into account in the computation of pension benefits is $150,000. For those executive officers who retire prior to the end of fiscal 1999, a calculation of the present value of the pension benefit will be made as if the maximum amount of annual compensation which could be taken into account in the computation of pension benefits is $235,840, the maximum level prior to the enactment of the Revenue Reconciliation Act of 1993. Any difference between the present value of the actual pension benefit to be paid and the present value of the pension benefit using the $235,840 limit (the equalization amount) will be accrued as an additional allocation to the executive officer's Supplemental Retirement Income Plan account in the year of retirement. The Company will increase by 1% the annual allocation to each executive officer's Supplemental Retirement Income Plan account beginning in fiscal 1995 to somewhat offset the impact of the new compensation limits. This additional 1% allocation will be deducted from any equalization amount. For those executive officers who do not retire prior to fiscal 1999, the maximum amount of compensation
as established by law will apply to their pension benefit.   The current
credited years of service, respectively, for the individuals named in the foregoing table are as follows: William G. Parzybok, Jr., 2 years; George M. Winn, 24 years; Ronald R. Wambolt, 12 years; Richard W. Van Saun, 23 years; and John R. Smith, 21 years.

RETENTION ARRANGEMENTS

The Company has employment agreements with Messrs. Parzybok, Winn, Wambolt and Van Saun which are cancelable by the Board upon three-years notice. During the term of the agreement Mr. Parzybok will hold the position of Chief Executive Officer and shall receive a minimum annual base salary of $300,000 (current base salary is $350,000). Mr. Winn will hold the position of President of the Company and shall receive a minimum annual base salary of $295,000 (current base salary is $310,000). Mr. Wambolt will hold the position of Senior Vice President, Director of Worldwide Sales and Service or will serve in such other capacity to which he may be assigned and shall receive a minimum annual base salary of $161,000 (current base salary is $177,000). Mr. Van Saun will hold the position of Senior Vice President, General Manager, Diagnostic Tools Division or will serve in such other capacity to which he may be assigned and shall receive a minimum base salary of $153,000 (current base salary is $177,000). The base salary shall be reviewed at least annually by the Board of Directors and may be adjusted upwards as appropriate. Under the agreements, the Company may terminate Messrs. Parzybok's, Winn's, Wambolt's or Van Saun's employment at any time. However, if the termination is without cause, the Company must pay, for the remaining term of the contract (minimum of one year), severance equal to the average annual cash compensation for the three complete fiscal years prior to the date of termination, and certain other compensation reduced by any compensation from other employment received beyond one year after termination. Messrs. Parzybok, Winn, Wambolt or Van Saun must give 60 days notice to the Company if he chooses to resign. The agreements contain non-competition provisions during the period of payment of severance benefits. If terminated without cause on July 29, 1994, the following maximum severance benefits would be payable; cash compensation, Mr. Parzybok, $1,545,318; Mr. Winn, $1,455,503; Mr. Wambolt, $733,961; Mr. Van Saun, $720,416; estimated variable compensation, Mr. Parzybok, $52,500; Mr. Winn, $38,750; Mr. Wambolt, $19,913; Mr. Van Saun, $19,913; contribution to the supplemental retirement program, Mr. Parzybok, $73,500; Mr. Winn, $65,100; Mr. Wambolt, $37,170; Mr. Van Saun, $37,170; immediate exercisability of all stock options for the term of the agreement, and the continuation of medical and life insurance benefits for the term of the agreement.

The Company has entered into change of control agreements with Mr. Smith and the other executive officers not covered by employment agreements. The agreements are for one calendar year and are automatically renewed each January 1 for an additional one-year term unless the Board gives 90 days notice prior to January 1 that the agreements will not be renewed. The agreements provide that if there is a change of control as it is defined in the agreement, and if the officer's employment is terminated other than for cause, disability or retirement within 24 months after the change of control, then certain compensation and benefits will be paid. If there had been a change of control within 24 months and notice of termination had been given on July 29, 1994, the following severance benefits would be payable; full base salary for the minimum 90 day period between the notice of termination and the termination date, Mr. Smith, $37,500; a lump sum payment as severance pay equal to two times annual cash compensation which is the average annual cash compensation over the three year period prior to termination, Mr. Smith, $414,168; contribution to the supplemental retirement program, Mr. Smith, $31,500; immediate exercisability of all stock options for one year, and the payment of any accrued but unpaid benefits or awards at the termination date.

7.     CERTAIN TRANSACTIONS

Mr. Tumminello is an executive officer of Philips Electronics North America Corporation, a wholly owned subsidiary of Philips and Dr. Bingham is the President of Philips Laboratories in the U.S. On May 26, 1993 the Company completed the acquisition of the test and measurement business of Philips Electronics N.V. of the Netherlands (Philips) with an effective date of May 1, 1993. Since 1987, the Company and Philips had had a strategic marketing alliance pursuant to which Philips sold the Company's products in Europe and other selected markets and the Company sold Philips' products in the United States and other selected markets.

The purchase price for the Philips test and measurement business was $41.8 million consisting of $22.4 in cash and one million shares of the Company's Common Stock. The Series A Convertible Preferred Stock that Philips owned was converted to common shares at the rate stated in the preferred stock agreement, or 538,144 shares of Common Stock. After the transaction, Philips owned 1,538,144 shares of the Company's Common Stock or approximately 19.5 percent of the shares outstanding. As part of the acquisition, the Company entered into service agreements and facilities leases with Philips related to the European operations. The Company paid Philips 18,300,000 for such services and facilities lease rent during fiscal 1994. In addition, the Company purchased $16,500,000 of component parts and finished goods from Philips during fiscal 1994. The Company believes the terms of these agreements are as favorable as could be obtained from other sources. The Company cannot predict the amount of such transactions during the 1995 fiscal year.

On June 24, 1994, pursuant to the terms of the Stock Purchase Agreement with Philips, the Company exercised its right of first refusal to repurchase 150,000 shares of the Company's stock from Philips at a cost of $30.53 per share or $4.6 million, which price was based upon the average closing price for the ten consecutive trading days prior to the receipt of the offer.

8.     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors ("the Committee") is made up entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies for the executive officers and senior management as well as all of the general employee benefit plans.

The Committee has developed an executive compensation plan which is made up of four major components which are described in more detail below: base salary, annual variable compensation, a profit-sharing bonus and an annual stock option program. The executive compensation program is reviewed annually by the Committee.

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction the Company may take with respect to each of the executive officers named in the Summary Compensation Table. This $1 million limitation excludes specifically defined performance based compensation. The current stock option plan applicable to the executive officers has been approved by the stockholders and its current terms, without any amendment, are grandfathered as performance-based compensation until the first annual meeting after December 31, 1996. With the current level of base salary, the Committee does not see any risk of exceeding this limitation. It will annually review this issue to determine the risk of exceeding the $1 million limitation and will evaluate the regulatory modifications required to qualify any applicable plans as performance-based as then currently defined.

BASE SALARY

The Committee establishes a base salary structure for each executive officer position which defines the minimum, mid-point and maximum salary level and the appropriate percentage relationship between base salary and targeted total cash compensation. The salary structures are reviewed annually and each executive officer position is evaluated and matched as closely as possible with comparable survey positions. The Committee utilizes multiple compensation surveys, some of which are focused only on electronics companies and others which are more broadly based industrial companies, all of which compare the positions and duties based upon comparably sized companies. The Committee believes that base salary needs to be reasonably competitive so places the mid-point of the salary range for each executive position at the median base salary for similar positions as established through the evaluation of the surveys. The individual executive officer's placement within the salary range is dependent upon experience, ability and contribution to the value of the Company.

The Chairman/CEO and the President/COO recommend to the Committee the annual base salary adjustment for each of the executive officers based upon their evaluation of the current job performance of each officer. The Committee does its own evaluation of the performance of the Chairman/CEO and the President/COO and makes the final decision as to all executive officers' base salary adjustments.

The Committee reviewed Mr. Parzybok's base salary in May, 1993. Based upon the salary survey information which indicated that Mr. Parzybok's salary was below market and based upon his individual performance during the prior year, the Committee favored a salary increase. Mr. Parzybok requested that no salary increase be made in light of (1) the recent employee reductions at the Company, (2) the fact that no profit-sharing bonus or variable compensation was paid for the seven month transition period of fiscal 1993 because of financial performance, and (3) the Company's projected financial performance for fiscal 1994 (the decision was made by the Board, based upon management's recommendation, to maintain the Company's investment level in new product programs - at a time of reduced revenues due to poor worldwide economic conditions).
The Committee acceded to his request to forego a salary increase for fiscal 1994.

ANNUAL VARIABLE COMPENSATION

The Committee establishes a percentage of each executive officer's base salary as an annual variable compensation target which is payable in cash based upon performance to annual goals approved by the Committee. The percentage is established through the evaluation of the compensation surveys discussed above and varies by executive officer position from 40% to 60%. The Committee intentionally places a greater portion of the executive officers' total compensation package at risk than is typical of the surveyed companies so that the total cash compensation for the executive officers will be above average if they achieve or exceed their annual performance goals and below average if they miss them.

The performance goals for the Chairman of the Board/CEO, the President/COO and the Vice President, Chief Financial Officer are based 100% on the achievement of corporate goals. The other executive officers are measured 75% on the achievement of corporate goals and 25% on goals for their functional area. Many of the performance goals are quantitative (Net revenues, net income, earnings per share, revenue from new products, etc.) and are objectively measurable. However, the Committee believes that some of the more qualitative issues (people development, development or completion of strategic initiatives, total quality commitment focused on customer satisfaction, etc.) are also important to the long term success of the Company and includes some specific qualitative factors in the annual performance goals. Although the measurement of such qualitative factors is inherently more subjective, the Committee believes that these factors significantly contribute to optimizing stockholder value over the longer term. The actual payout of the annual variable compensation which is determined by the Committee can vary from 0% to 200% based upon performance to the established goals. Approximately 20 other senior managers of the Company also participate in this program.

The fiscal 1994 performance goals were recommended by management and approved by the Executive Committee prior to the beginning of the fiscal year. The goals were established with earnings per share as one axis on a corporate matrix and five other performance categories on the other axis. The five other annual performance categories for fiscal 1994 were new products, the Philips acquisition, Total Quality Commitment (TQC), people development, and sales and distribution strategy. Each of these categories had a number of a specific goals, some quantitative and others more subjective. Each of the five categories was equally weighted and the composite score used on the axis was the simple average score of the five major categories as evaluated and scored by this Committee. The Company achieved a score of 80% on the corporate matrix. Mr. Parzybok's annual variable compensation target is 60% of base salary and, as noted above, his variable compensation is based 100% on the achievement of corporate goals. Since the Company achieved a score of 80% on the corporate matrix, he received a variable compensation payout of $149,760 which was 48% of his fiscal 1994 base salary.

PROFIT-SHARING BONUS

The profit-sharing bonus plan provides for semi-annual cash payments to all U.S. and certain foreign employees (depending on local compensation policies) based upon 14% of the adjusted pretax earnings of the U.S. operations and the foreign subsidiaries included in the plan, computed without reduction for certain employee benefit plans. If after-tax earnings fall below 6% of revenues, payment of the profit sharing bonus is at management's discretion. Each employee's share of the profit-sharing bonus is based upon the percentage relationship of the employee's base earnings to the total base earnings of all the employees included in the plan. Mr. Parzybok received $6,142 pursuant to this plan which paid $1,295,241 to Fluke employees in fiscal 1994.

STOCK OPTION PLAN

Each executive officer (as well as approximately 20 senior managers) receives an annual grant of non-qualified stock options which is approved by the Committee. The number of option shares granted for each executive officer position is based upon a competitive target rate for long term compensation established through the evaluation of the competitive survey data discussed above. The competitive target rate is based upon the projected value of the stock option over the life of the grant with an assumed average annual stock appreciation rate of 11%.
The annual grants to executive officers are subject to a plus or minus adjustment of as much as 50% based upon individual contribution to the Company.

The annual stock option grant is the only long-term portion of the executive officer compensation program. The Committee believes that it is important that a significant element of each executive officer's total compensation is directly related to stockholder value. The executive officer should share with all stockholders in the reward for actions which maximize stockholder value over the long term.

All of the non-qualified stock options have historically been issued at 100% of the fair market value of the stock on the date of grant and only have value if the Company's stock price increases. For the last five annual grants, the shares have been exercisable 40% after one year of grant, an additional 30% after three years and the final 30% becomes exercisable after five years from the grant date. Prior grants were usually exercisable in total after one year. The term of the grants has been ten years. As discussed above under "Retention Arrangements", all stock options would become immediately exercisable upon a change of control of the Company.

Stock options, over the last three years, have been granted to over 400 employees at the Company. There are approximately 1,100,000 stock options currently outstanding at the Company. Other than the annual grants to the executive officers and senior managers and Outside Directors, the granting of stock options is not done according to any fixed annual schedule although there are stock option grants typically made to other key contributors at some time during the fiscal year. The table above describes the stock option grant made to Mr. Parzybok in fiscal 1994.

Respectfully submitted,
THE COMPENSATION COMMITTEE

Philip M. Condit, Chairman
John D. Durbin
Robert S. Miller, Jr.

9.     STOCK PERFORMANCE GRAPH

The following graph indicates the performance of the cumulative total return to stockholders of the Company's Common Stock (including reinvested dividends) during the previous five fiscal years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index
(1). In November 1992, the Board of Directors changed the Company's fiscal year from one ending on the last Friday in September to one ending on the last Friday in April. Fiscal 1994 was a full fiscal year which ended on the last Friday in April. Fiscal 1993 was a seven-month transition period ending on April 30, 1993. The previous fiscal years 19901992 were full years which ended on the last Friday in September.

                         Fluke         S&P 500          S&P High
          Date        Corporation       Index          Tech Index
          ----        -----------       -----          ----------
        9/29/89         $100.00        $100.00          $100.00
        9/28/90         $ 46.02        $ 85.92          $ 90.76
        9/27/91         $ 87.17        $105.44          $119.04
        9/25/92         $118.63        $107.40          $132.20
        4/30/93         $110.37        $119.82          $141.41
        4/29/94         $119.48        $140.10          $148.94

(1) Assumes $100 invested on September 29, 1989 in Fluke Corporation Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index and assumes the reinvestment of all dividends as they were paid.

10.   COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and officers of the Company and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and any subsequent changes in the ownership of the Company's Common Stock with the Securities and Exchange Commission ("the SEC") and the American Stock Exchange. The Company is required to disclose in this proxy statement any late filings during the 1994 fiscal year (May 1, 1993 - April 29, 1994). To the Company's knowledge, based on its review of the copies of such reports furnished to the Company in accordance with SEC regulations and on written representations that no other reports were required, during fiscal 1994 all of these reports were timely filed with the following exception. Mr. Van Saun was one month late in filing a Form 4 reporting the sale of 2,000 shares of Company stock.

11.  INDEPENDENT PUBLIC ACCOUNTANTS

The Company has selected Ernst & Young, independent public accountants, to continue as the Company's auditors for fiscal 1995. Representatives from Ernst & Young are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.

12.  PROPOSALS OF STOCKHOLDERS

Under the Company's Bylaws, stockholders seeking to propose business to be conducted at the Annual Meeting must give written notice to the Corporate Secretary of the Company no later than the time that stockholder Director nominations must be received. The notice must contain certain information as to the proposal and the stockholder, including the share ownership of the stockholder and any financial interest in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board. No stockholder proposals for the Annual Meeting were received by the Company prior to July 6, 1994 which was the last day that such proposals could be made.

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company prior to April 15, 1995 for inclusion in the proxy statement and form of proxy.

13.   OTHER BUSINESS

The Company knows of no other business to be presented at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

Upon written request from any person solicited herein addressed to the Corporate Secretary of the Company at its principal offices, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission for the fiscal year ended April 29, 1994.

                              By order of the Board of Directors
                              Douglas G. McKnight
                              Vice President, General Counsel
                              and Corporate Secretary
                              Everett, Washington

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FLUKE CORPORATION
For Annual Meeting of Stockholders September 14, 1994


The undersigned hereby appoints WILLIAM G. PARZYBOK, JR. AND GEORGE M. WINN, and each of them with full power of substitution, proxies of the undersigned at the Annual Meeting of Stockholders of Fluke Corporation, to be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington, on Wednesday, September 14, 1994 at 5:00 p.m., and at all adjournments or postponements thereof, and hereby authorizes them to represent and to vote all of the shares of the undersigned as fully as the undersigned could do if personally present. Said proxies are herein specifically authorized to vote the shares of the Company which the undersigned is entitled to vote in the election of Directors and to vote said shares upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof, as the above named proxies shall determine.

The shares represented by the Proxy will be voted or not voted on the matters set forth in accordance with the specifications indicated therein.

                                                         ---------------
- - --
CONTINUED AND TO BE SIGNED ON REVERSE SIDE              /SEE REVERSE
SIDE/
                                                        ----------------
- - -

 ----- Please mark
/  X / votes as in
- - -----  this example.

1.  Election of Directors
    Nominees: For three year terms expiring at the 1997 Annual Meeting:
    John D. Durbin, John M. Fluke, Jr., N. Stewart Rogers, Stephen C.
    Tumminello.

          FOR           WITHHELD
        -------         --------
       /      /        /       /
       -------         --------
For: except vote withheld from the following nominee(s):

 ------
/     /
- - ------ -------------------------------

2. To transact such other business as may properly come before the meeting and all adjournments or postponements thereof.

If no specification is made with respect hereto, such shares will be voted FOR the election of these Directors and either for or against such other matters as may properly come before the meeting or any adjournment or postponement thereof, as the above named proxies may determine.

                                              MARK HERE      -----------
                                             FOR ADDRESS   /          /
                                             CHANGE AND   /          /
                                             NOTE AT LEFT -----------

Sign exactly as name appears on your    Signature: _________ Date_______
stock certificate.  When signing as
attorney, executor, administrator,
guardian or corporate official, please Signature: _________ Date ______ give your full title as such.